Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Kathleen Campbell
Senior Vice President, Marketing
15 South Main Street
Mansfield, PA 16933
570-662-0422
570-662-8512 (fax)

April 19, 2006

CITIZENS FINANCIAL SERVICES, INC. HOLDS ANNUAL MEETING

Mansfield, Pennsylvania - Citizens Financial Services, Inc. held its annual meeting on April 18, 2006 at the Tioga County Fairgrounds Main Building, 2258 Charleston Road, Wellsboro, Pennsylvania.

At the annual meeting, four Class 3 directors were elected to serve for three year terms and until their successors are elected and qualified. They were E. Gene Kosa, R. Joseph Landy, Roger C. Graham, Jr., and Robert W. Chappell. Additionally, one Class 1 director was elected to serve for a two year term and until his successor is elected and qualified. He is Rinaldo A. DePaola. The four Class 3 directors will serve until the April 2009 annual meeting and the one Class 1 director will serve until the April 2008 annual meeting.

The following Corporate directors retained their positions but were not standing for election this year: R. Lowell Coolidge, Carol J. Tama, Randall E. Black, John E. Novak, Mark L. Dalton, and Rudolph J. van der Hiel.

In addition, the shareholders voted in favor of the Citizens Financial Services, Inc. 2006 Restricted Stock Plan, as well as to ratify the appointment of S.R. Snodgrass, A.C., Certified Public Accountants, as independent auditor for the company for the fiscal year ending December 31, 2006.

Chairman, R. Lowell Coolidge, conducted the meeting. He called upon Randall E. Black, Chief Executive Officer and President of Citizens Financial Services, Inc. and First Citizens National Bank to address the shareholders. Mr. Black welcomed those present to the meeting and stated he would briefly discuss the corporation’s profile, major accomplishments over the past year, 2005 financial performance and the outlook for 2006.

The profile of the organization consist of a total 16 community banking offices with 5 in Tioga County, 8 in Bradford County, 2 in Potter County and our newly formed branch office in Allegany County, New York. As of March 31, 2006, total assets of the corporation were $540 million, which represents a 6.7% increase from last year, and of the 10,000,000 authorized shares, 2,821,169 are outstanding.

Successful events highlighted in Mr. Black’s remarks included the acquisition of the Hannibal Branch of Fulton Savings Bank that was entered into on August 22, 2005 and consummated on December 16th with our doors opening on December 19th in Wellsville, New York, our community support, our commercial and agricultural lending initiatives, new product offerings, our Feet on the Street Program, added or enhanced employee benefits, and employee recognition.

Mr. Black presented the 2005 financial performance while asking shareholders to keep in mind the current economic environment. Financial highlights covered included assets, deposits, loans, total stockholders’ equity, net income, trust assets under management, earnings per share, cash dividends, book value per share, and efficiency ratio for the years ended 2005 and 2004. Additionally, Mr. Black detailed earnings per share, return on equity and net income comparisons of Citizens Financial Services, Inc. to five local peer banks and their holding companies. Citizens Financial faired well compared to these peer banks. Continuing on, Mr. Black then compared First Citizens National Bank to ten local peer groups on a return on equity and return on assets basis. First Citizens compared strongly compared to the five year average of the local peer banks.

Regarding the outlook for 2006, Mr. Black stated that a focus will be on enhancing shareholder return. On January 17, 2006 the Board of Directors authorized the approval of a plan to repurchase up to 140,000 shares of its common stock, as it believes a buyback program to be in the best interest of the corporation and its shareholders.

A retiring corporate board director was recognized for his years of service. Larry Croft joined the company’s board of directors in 1990. Best wishes were extended to Director Croft for many years of enjoyable retirement.

Mr. Black concluded his remarks by thanking those in attendance for their time and attention and promising that Citizens Financial will remain committed to the principle means for our existence, that being our customers, communities, employees and shareholders.